Exhibit 5.1

October 29, 2002

Mercury Air Group, Inc.
5456 McConnell Avenue
Los Angeles, California 90066

Mercury Air Group, Inc. Registration Statement on Form S-8

     You have requested my opinion as General Counsel to Mercury Air Group, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering the issuance and sale of up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), that may be issued from time to time pursuant to the Company’s 2001 Stock Incentive Plan (the “Plan”).

     In rendering the opinion set forth herein, I have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to my satisfaction to be true and correct copies thereof, as I have deemed necessary under the circumstances.

     Based on such review, I am of the opinion that the Shares have been duly authorized, and when sold and issued in accordance with the terms of the Plan will be, validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

Very truly yours, /s/ Wayne J. Lovett